Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the prospectus constituting a part of this Registration Statement on Form S-8, of our report dated April 10, 2008, relating to the consolidated financial statements of MedaSorb Technologies Corporation (a development stage company) as of December 31, 2007 and 2006 and the consolidated related statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended and the cumulative period from January 1, 2001 to December 31, 2007, which are contained in that prospectus. We also hereby consent to the reference to us under the heading "Experts" in such Registration Statement.

Our report contains an explanatory paragraph regarding MedaSorb Technologies Corporation's ability to continue as a going concern.

WithumSmith+Brown, A Professional Corporation
New Brunswick, New Jersey
December 12, 2008